EXHIBIT 99.1

Press Release

EMCORE Corporation Announces Preliminary Unaudited Results for its Third Quarter Ended June 30, 2008

•	3rd quarter revenue increased 70% year-over-year and 34% over prior quarter to $75.5 million
•	Fiber Optics segment business achieved positive earnings net of non-recurring acquisition-related expenses
•	3rd quarter pro forma EPS, net of non-recurring charges and stock-based compensation expense, was ($0.04) per share

ALBUQUERQUE, New Mexico, August 7, 2008 – EMCORE Corporation (Nasdaq: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its third quarter ended June 30, 2008.

Consolidated revenue for the quarter ended June 30, 2008 totaled $75.5 million. This represents an increase in revenue of approximately 70% when compared $44.4 million of revenue as reported in the same period last year.  Quarterly revenue increased 34% sequentially when to compared to the immediate prior quarter.  Consolidated revenue for the nine months ended June 30, 2008 totaled $178.7 million, which represents an increase of 46% when compared to $122.6 million of revenue as reported in the same period last year.  Both of the Company’s operating segments experienced increases in quarterly revenue when compared to the prior year and the prior quarter.

For the three months ended June 30, 2008, revenue from the Company’s Fiber Optics segment increased by $26.0 million, or 94%, to $53.6 million from $27.6 million, as reported in the same period last year.  For the nine months ended June 30, 2008, Fiber Optics revenue increased by $46.0 million, or 58%, to $125.2 million from $79.2 million, as reported in the same period last year. Compared to the immediate prior quarter, Fiber Optics revenue increased by $16.0 million, or 43%. The increase in Fiber Optics revenue was primarily due to increased demand for the Company’s parallel optical transceivers and our recent acquisition of Intel’s Optical Platform Division.  Demand for the Company’s legacy datacom products continued to strengthen throughout the quarter increasing 144% and 46% on a year-over-year and sequential quarterly basis, respectively.

Photovoltaics revenue for the three months ended June 30, 2008 increased $5.1 million, or 30%, to $21.9 million from $16.8 million as reported in the same period last year.  For the nine months ended June 30, 2008, Photovoltaics revenue increased by $10.0 million, or 23%, to $53.5 million from $43.5 million, as reported in the same period last year.  Compared to the immediate prior quarter, Photovoltaics revenue increased by $3.3 million, or 18%. The increase in sequential quarterly revenue was due primarily to the Company’s introduction of new concentrator photovoltaics (CPV) products for commercial and utility scale applications.  Satellite-related revenues declined on a sequential quarterly basis as previously forecast.

Consolidated gross margin for the quarter ended June 30, 2008 improved to 18% compared with 12% as reported in the immediate prior quarter.  Quarterly gross margin decreased when compared to 22% reported in the same period last year.  Consolidated gross margin for the nine months ended June 30, 2008 was 17%, which represents a decrease from 18% reported in the same period last year.

Fiber Optics gross margins were 27% and 25% for the three and nine months ended June 30, 2008, respectively.  This represents an increase in gross margin from 22% as reported for the three months ended June 30, 2007 and an increase in gross margin from 19% as reported for the nine months ended June 30, 2007.  Fiber Optics gross margin also increased sequentially from the 24% reported in the prior quarter.  The increase in Fiber Optics gross margins was primarily due to increased revenue, benefits associated with the ramp-up in our China manufacturing operations, implementation of certain cost reduction initiatives, and improved efficiencies driven by facility consolidation.  On a pro forma basis, net of non-recurring Intel transition service agreement (TSA) charges, Fiber Optics was net income positive.

Photovoltaics gross margins were negative 3% and negative 2% for the three and nine months ended June 30, 2008, respectively.  This represents a decrease in gross margin from 22% as reported for the three months ended June 30, 2007 and a decrease in gross margin from 17% as reported for the nine months ended June 30, 2007.  However, Photovoltaics gross margin improved on a sequential basis from negative 12% reported in the second fiscal quarter.  In the quarter ended June 30, 2008, our Photovoltaics division increased manufacturing capacity for its CPV components; however, equipment uptime was below plan, consequently, production volume in the quarter was not sufficient to completely absorb the additional overhead costs associated with the new CPV receiver lines placed into service.  Also, during the quarter, the Company recorded losses on CPV system projects of approximately $1.8 million primarily due to higher than standard freight and installation costs.

Operating expenses for the three and nine months ended June 30, 2008 totaled $25.3 million and $64.2 million, respectively.  This represents an increase in operating expenses when compared to the prior year and the prior quarter.  For the three and nine months ended June 30, 2007, operating expenses totaled $23.2 million and $63.0 million, respectively.  During the quarter ended June 30, 2008, the Company incurred over $7.2 million in additional operating expenses associated with the acquisition of Intel’s Optical Platform division, of which $3.2 million related to transitional services being provided by Intel.  The Company expects Intel’s transitional services expense to decrease by approximately 50% during the current quarter and to terminate by September 30, 2008.

Operating loss for the three and nine month periods ended June 30, 2008 totaled $11.6 million and $33.8 million, respectively, which represents a significant decrease in operating loss when compared to the prior year quarter and the prior year losses of $13.5 million and $40.8 million, respectively.  Excluding Intel TSA charges, operating loss for the quarter totaled $8.4 million.

For the three and nine month periods ended June 30, 2008, net loss totaled $7.7 million, or $0.10 loss per share, and $39.6 million, or $0.62 loss per share, respectively.  This represents a significant decrease in net loss when compared to the prior year and the immediate prior quarter.  Excluding Intel TSA charges and stock-based compensation expense, net loss for the quarter totaled approximately $2.8 million, or a loss of $0.04 per share.

As of June 30, 2008, the Company had an order backlog of approximately $109 million which compares with the March 31, 2008 order backlog of approximately $158 million.  In July 2008, the Company was informed by its customer Green & Gold Energy, which is based in Australia, that it was engaged in negotiations relating to the sale of its business through an asset sale and, as a result, could not commit to making any further purchases under its approximately $79 million of CPV-related purchase orders.  The acquirer has indicated that they intend to negotiate a new purchase agreement with the Company upon consummation of the transaction.  As a result, the Company has cancelled production slots reserved for Green & Gold Energy to reflect this event and has adjusted the quarter-end backlog accordingly. As of June 30, 2008, total CPV-related backlog totaled $53 million.

At June 30, 2008, cash, cash equivalents, long-term investments and restricted cash totaled approximately $23.5 million, a decrease of $7.0 million from the prior quarter.  The majority of the quarterly cash usage related to capital expenditures for our Photovoltaics division, payment of Intel’s acquisition-related transition service charges and an investment in Lightron Fiber-Optics Devices, Inc., a contract manufacturer based in South Korea.  In June 2008, the Company announced that it had agreed to sell 2 million shares of Series D Preferred Stock of WorldWater and Solar Technologies Corporation, together with 200,000 Warrants, to The Quercus Trust, a major shareholder of both EMCORE and WorldWater, at a price equal to $6.54 per share of the Series D Preferred Stock. The sale took place through two closings, one for one million shares and 100,000 warrants, which closed on Friday, June 27, 2008, and one for an equal number of shares and warrants which closed on July 21, 2008.  Cash proceeds from the sale totaled $13.1 million.  The July 2008 transaction will be reflected in the Company’s September quarter-end results.

Management Discussion and Outlook:

“We are pleased to have achieved improved operating results in the Company’s Fiber Optics divisions, achieving positive earnings, net of non-recurring acquisition-related expenses, as originally forecasted.  Our Fiber Optics divisions have a very robust new product pipeline with a number of high growth opportunities and we look forward to continued improvement in the division’s operating performance over the next few quarters.  In Photovoltaics, while we experienced a decrease in demand for the June quarter, we expect a rebound in satellite-related revenues over the next few quarters. In our CPV-related business, although we were adversely affected by the delay in installation of our CPV receiver manufacturing line, the Company still achieved a significant revenue improvement in its terrestrial CPV product lines.  Demand continues to be significant as the Company continues to sign long-term CPV-related supply agreements with a much more diverse customer base for both land-based and commercial rooftop applications across different geographic markets. While there is some uncertainty of incentives and subsidies in some of our end solar power markets, we are seeing increased market acceptance and continued growth in our terrestrial CPV business.  We are committed to achieving profitability and expect continued progress toward that goal in the following quarter,” stated Dr. Hong Q. Hou, Chief Executive Officer.

Company & Quarterly Highlights:

April 2, 2008 – The Company announced that it had been awarded a $4.6 million follow-on production order for solar cell receiver assemblies from Concentration Solar la Mancha of Manzanares (Ciudad Real), Spain. The receivers will be incorporated into CS la Mancha's 500X CPV system and will be deployed throughout Spain and other locations in fully licensed and funded projects. Shipments are scheduled to commence in the September quarter

April 10, 2008 – The Company announced that it agreed to supply CPV systems to XinAo Group in China. XinAo Group is one of China's largest energy companies and is well known for its clean-energy technologies. The program will start with the delivery of a 50 kilowatt (kW) CPV system, which was shipped in June 2008, to be installed in Langfang, China in August 2008. This system will be used for test and evaluation purposes. Once the expected reliability and performance metrics have been demonstrated, XinAo plans to install CPV systems to provide electric power for its innovative coal gasification project, which is estimated to have a requirement of 60 megawatts (MW) of power. XinAo believes that EMCORE's CPV technology will provide a cost-effective solution for its energy needs. In addition, XinAo intends to build a manufacturing plant in China, jointly owned by EMCORE, to manufacture CPV systems designed and certified by EMCORE for the Chinese market.

April 21, 2008 – The Company announced completion of the acquisition of the enterprise and storage assets of Intel’s Optical Platform Division (OPD) and the Intel Connects Cable (ICC) business for high-performance computing under the terms signed and announced previously. The assets include intellectual property, inventory, fixed assets and technology relating to XENPAK, X2, SFP, and SFP+ optical transceivers for enterprise and storage customers, as well as the Intel Connects Cables (ICC) active cable interconnects for high-performance computing clusters. This acquisition will further enhance EMCORE’s presence in the local area and storage area network market segments. These assets, along with the Telecom assets acquired in February 2008 from Intel OPD, make EMCORE one of the major companies in the world with the most comprehensive product portfolio, vertically-integrated capability and infrastructure, and strong commitment to Telecom, Datacom, and Broadband fiber optics businesses. The acquired assets are being integrated into the EMCORE Digital Products (EDP) division.

May 5, 2008 – The Company announced that it has entered into a $28 million definitive supply agreement with ES System of Gwang-Ju, South Korea, for solar cell receivers to be fielded in fully licensed and funded solar farms in South Korea. This agreement incorporates an advance deposit to ensure production priority, and will enable the installation of 70 megawatts (MW) of solar farms. Production for this order has commenced and shipments are scheduled to occur over the next 24 months with the provisions for accelerated deliveries as well as future purchase options under the same terms.

July 9, 2008 – The Company announced that it entered into two definitive supply agreements for solar cell receivers in June 2008 with a total value of approximately $29 million. These supply agreements incorporate advance deposits to ensure production priority for these customers. The end applications for the product to be delivered range from solar farm to commercial rooftop installations employing CPV technology. Production for these orders has commenced and shipments are scheduled to occur over the next 24 months.

July 25, 2008 – The Company announced that its world record Inverted Metamorphic (IMM) solar cell technology has been chosen by R&D Magazine for an R&D 100 award. This prestigious award recognizes the IMM solar cell as one of the most innovative technologies of 2008.  Developed in conjunction with the National Renewable Energy Laboratory (NREL) and the Vehicle Systems Directorate of the US Air Force Research Laboratory (AFRL), this revolutionary solar cell technology provides a platform for EMCORE’s next generation photovoltaic products for space and terrestrial solar power applications. Solar cells built using IMM technology recently achieved world record conversion efficiency of 33% used in space, and it is anticipated that efficiency levels in the 42%-45% range will be achieved when adapted for use under the 500-1500X concentrated illumination, typical in terrestrial CPV systems. Once commercialized, the CPV systems that are powered with EMCORE’s IMM based products will see a reduction in the cost of power generated by approximately 10% to 20%. EMCORE expects to commercialize this technology for both space and terrestrial applications in 2009.

August 5, 2008  –  The Company announced that it entered into two new supply agreements for solar cells and receivers with a total value of over $40 million. The larger of the two purchase contracts is a multi-year supply agreement for solar cells, to be delivered over four years. The product to be delivered will be incorporated into concentrating photovoltaics (CPV) systems developed for commercial rooftop installations as well as utility-scale solar farms. The customers placing these orders are targeting CPV deployments in the United States with a particular focus on the California market. Production for these orders has commenced and approximately $1 million of product is expected to be shipped in the present quarter.

***

EMCORE will discuss its quarterly results on a conference call to be held on Friday, August 8, 2008 at 9:00 am ET.
To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871.  The access code for the call is 57996.  A replay of the call will be available beginning August 8, 2008 at 12:00 p.m. ET until August 15, 2008 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859 and the access code is 51102591.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) EMCORE's ability to reduce operating expenses associated with its recent acquisitions (iii) EMCORE's continued leadership in technology and manufacturing in its markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the fourth quarter of fiscal 2008 or expected revenues from recent and anticipated acquisitions. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE's cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (b) EMCORE may encounter difficulties in integrating its recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to EMCORE's manufacturing facilities and disruption of customer relationships (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and six month periods ended June 30, 2008 and 2007
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Revenue	$75,502	$44,428	$178,668	$122,622
Cost of revenue	61,856	34,723	148,271	100,452
Gross profit	13,646	9,705	30,397	22,170

Operating expenses:
Selling, general, and administrative	13,906	15,516	36,032	41,198
Research and development	11,382	7,668	28,132	21,807
Total operating expenses	25,288	23,184	64,164	63,005

Operating loss	(11,642)	(13,479)	(33,767)	(40,835)

Other expense (income):
Interest income	(124)	(723)	(778)	(3,543)
Interest expense	-	1,254	1,580	3,776
Loss from conversion of subordinated notes	-	-	4,658	-
Loss from early redemption of convertible subordinated notes	-	561	-	561
Stock-based compensation expense related to tolled options	-	-	4,316
Gain from insurance proceeds	-	-	-	(357)
Gain from sale of investment	(3,692)	-	(3,692)	-
Loss on disposal of equipment	-	-	86	-
Foreign exchange gain	(104)	(12)	(302)	(12)
Total other expense (income)	(3,920)	1,080	5,868	425

Net loss	$(7,722)	$(14,559)	$(39,635)	$(41,260)

Per share data:
Basic and diluted per share data:
Net loss	$(0.10)	$(0.29)	$(0.62)	$(0.81)

Weighted-average number of basic and diluted shares outstanding	76,582	51,043	64,155	50,974

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of June 30, 2008 and September 30, 2007
(in thousands)
(unaudited)

	As of June 30, 2008	As of September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,183	$12,151
Restricted cash	1,869	1,538
Short-term investments	-	29,075
Accounts receivable, net	68,157	38,151
Receivable, related party	287	332
Income tax receivable	130	-
Inventory, net	50,066	29,205
Prepaid expenses and other current assets	6,032	4,350

Total current assets	144,724	114,802

Property, plant, and equipment, net	84,938	57,257
Goodwill	76,850	40,990
Other intangible assets, net	28,570	5,275
Investments in unconsolidated affiliates	13,527	14,872
Long-term investments and restricted cash	3,472	-
Other non-current assets, net	654	1,540

Total assets	$352,735	$234,736

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,751	$22,685
Accrued expenses and other current liabilities	24,670	28,776
Income tax payable	594	137

Total current liabilities	62,015	51,598

Convertible subordinated notes	-	84,981

Total liabilities	62,015	136,579

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized, 77,672 shares issued and 77,513 outstanding at June 30, 2008; 51,208 shares issued and 51,049 shares outstanding at September 30, 2007	676,354	443,835
Accumulated deficit	(383,539)	(343,578)
Accumulated other comprehensive loss	(12)	(17)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	290,720	98,157

Total liabilities and shareholders’ equity	$352,735	$234,736

Use of Non–GAAP Measures

EMCORE provides non–GAAP operating expenses, non–GAAP operating loss, and non–GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors for financial analysis. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one–time items such as patent litigation–related charges, charges associated with our review of historical stock option grants and severance and restructuring–related expenses because these items would make results less comparable between periods. Management believes adjusting for stock–based compensation expense is appropriate, as it is a non–cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table Net Loss from recurring operations Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net loss – as reported	$(7,722)	$(14,559)	$(39,635)	$(41,260)
Adjusted Expenses:
Intel TSA non-recurring charges	3,193	-	4,138	-
Stock-based compensation expense	1,741	1,130	4,389	4,800

Net loss – Non-GAAP	$(2,788)	$(13,429)	$(31,108)	$(36,460)

Net loss per basic and diluted share – Non-GAAP	$(0.04)	$(0.26)	$(0.48)	$(0.72)

EMCORE CORPORATION Non -GAAP Table Operating Expenses from recurring operations Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Operating expenses – as reported	$25,288	$23,184	$64,164	$63,005
Adjusted Expenses:
Severance and restructuring-related charges	(12)	(1,305)	(415)	(2,284)
Stock option restatement-related (expense) benefit	(91)	(3,790)	166	(7,912)
Non-recurring legal expense	(57)	(1,878)	(1,208)	(4,237)
Intel TSA non-recurring charges	(3,193)	-	(4,138)	-
Stock-based compensation expense	(1,459)	(838)	(3,647)	(3,831)

Operating expenses – Non-GAAP	$20,476	$15,373	$54,922	$44,741
EMCORE CORPORATION Non -GAAP Table Operating Loss from recurring operations Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Operating loss – as reported	$(11,642)	$(13,479)	$(33,767)	$(40,835)
Adjusted Expenses:
Severance and restructuring-related charges	12	1,305	415	2,284
Stock option restatement-related expense (benefit)	91	3,790	(166)	7,912
Non-recurring legal expense	57	1,878	1,208	4,237
Intel TSA non-recurring charges	3,193	-	4,138	-
Stock-based compensation expense	1,741	1,130	4,389	4,800

Operating loss – Non-GAAP	$(6,548)	$(5,376)	$(23,783)	$(21,602)

Operating loss per basic and diluted share – Non-GAAP	$(0.09)	$(0.11)	$(0.37)	$(0.42)

EMCORE CORPORATION Non -GAAP Table Net Loss from recurring operations Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net loss – as reported	$(7,722)	$(14,559)	$(39,635)	$(41,260)
Adjusted Expenses:
Severance and restructuring-related charges	12	1,305	415	2,284
Stock option restatement-related expense (benefit)	91	3,790	(166)	7,912
Non-recurring legal expense	57	1,878	1,208	4,237
Intel TSA non-recurring charges	3,193	-	4,138	-
Stock-based compensation expense	1,741	1,130	4,389	4,800
Loss from conversion of subordinated notes	-	-	4,658	-
Gain on sale of investment	(3,692)	-	(3,692)	-
Stock-based compensation expense from tolled options	-	-	4,316	-

Net loss – Non-GAAP	$(6,320)	$(6,456)	$(24,369)	$(22,027)

Net loss per basic and diluted share – Non-GAAP	$(0.08)	$(0.13)	$(0.38)	$(0.43)

Contacts:
EMCORE Corporation
Adam Gushard
Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com